Exhibit 99.1

Cellectar Biosciences Announces Successful Conjugation of Multiple Pierre Fabre Cytotoxic Compounds to
PDC Delivery Platform; Initiates In Vivo Studies for Solid Tumors

Madison, WI (November 17, 2016) -- Cellectar Biosciences, Inc. (Nasdaq: CLRB) (the “company”), an oncology-focused, clinical stage biotechnology company, today announces that following the successful conjugation of multiple, natural product cytotoxic molecules developed by Pierre Fabre to Cellectar’s PDC delivery platform, it has initiated in vivo studies for a variety of solid tumors.

Harnessing a selection of linkers to attach the cytotoxic molecules to the PDC platform, the company has constructed a series of novel compounds specifically designed for improved tumor targeting. This research collaboration falls under the company’s CLR CTX programs, geared to convert non-targeted cytotoxic agents into targeted cancer treatments when combined with Cellectar’s proprietary delivery system. The drug’s targeting enhancement is designed to further improve efficacy and reduce adverse events.

As part of the Pierre Fabre research collaboration, Cellectar has already completed a series of in vitro studies with the newly created compounds, and is currently compiling early efficacy data. Cellectar will then initiate additional in vitro and in vivo studies in melanoma, lung, and colon cancers, as well as in additional solid tumors.

“We are pleased with the advancement of these programs and look forward to sharing data from our development work with Pierre Fabre,” said Jim Caruso, president and CEO of Cellectar Biosciences. “This partnership continues to create value for both of our companies. In parallel, we continue to make significant progress on our lead radiotherapeutic PDC, CLR 131, for the treatment of relapsed/refractory multiple myeloma, including our ongoing Phase I and our impending NCI-supported Phase II clinical trial in selected hematologic malignancies.”

About Phospholipid Drug Conjugates (PDCs)
Cellectar’s product candidates are built upon its patented cancer cell-targeting delivery and retention platform of optimized phospholipid ether-drug conjugates (PDCs). The company deliberately designed its phospholipid ether (PLE) carrier platform to be coupled with a variety of payloads to facilitate both therapeutic and diagnostic applications. The basis for selective tumor targeting of our PDC compounds lies in the differences between the plasma membranes of cancer cells compared to those of normal cells. Cancer cell membranes are highly enriched in lipid rafts, which are glycolipoprotein microdomains of the plasma membrane of cells that contain high concentrations of cholesterol and sphingolipids, and serve to organize cell surface and intracellular signaling molecules. PDCs have been tested in over 70 different xenograft models of cancer.

About CLR 131
CLR 131 is an investigational compound under development for a range of hematologic malignancies.  It is currently being evaluated in a Phase I clinical trial in patients with relapsed or refractory multiple myeloma. The company plans to initiate a Phase II clinical study to assess efficacy in a range of B-cell malignancies in the first quarter of 2017. Based upon preclinical and interim Phase I study data, treatment with CLR 131 provides a novel approach to treating hematological diseases and may provide patients with therapeutic benefits, including overall response rate (ORR), an improvement in progression-free survival (PFS) and overall quality of life. CLR 131 utilizes the company’s patented PDC tumor targeting delivery platform to deliver a cytotoxic radioisotope, iodine-131 directly to tumor cells. The FDA has granted Cellectar an orphan drug designation for CLR 131 in the treatment of multiple myeloma.

About Relapsed or Refractory Multiple Myeloma
Multiple myeloma is the second most common blood or hematologic cancer with approximately 30,000 new cases in the United States every year. It affects a specific type of blood cells known as plasma cells. Plasma cells are white blood cells that produce antibodies to help fight infections. While treatable for a time, multiple myeloma is incurable and almost all patients will relapse or the cancer will become resistant/refractory to current therapies.

About Cellectar Biosciences, Inc.
Cellectar Biosciences is developing phospholipid drug conjugates (PDCs) designed to provide cancer targeted delivery of diverse oncologic payloads to a broad range of cancers and cancer stem cells. Cellectar's PDC platform is based on the company's proprietary phospholipid ether analogs. These novel small-molecules have demonstrated highly selective uptake and retention in a broad range of cancers. Cellectar's PDC pipeline includes product candidates for cancer therapy and cancer diagnostic imaging. The company's lead therapeutic PDC, CLR 131, utilizes iodine-131, a cytotoxic radioisotope, as its payload. CLR 131 is currently being evaluated under an orphan drug designated Phase I clinical study in patients with relapsed or refractory multiple myeloma. In addition, the company plans to initiate a Phase II clinical study to assess efficacy in a range of B-cell malignancies in the first quarter of 2017. The company is also developing PDCs for targeted delivery of chemotherapeutics such as paclitaxel (CLR 1602-PTX), a preclinical stage product candidate, and plans to expand its PDC chemotherapeutic pipeline through both in-house and collaborative R&D efforts. For more information please visit www.cellectar.com.

About Pierre Fabre
Pierre Fabre is a privately owned French health and beauty care company created in 1961 by Mr. Pierre Fabre. In 2015, global sales reached €2.2 billion across 130 countries. The company is structured around two divisions: Pharmaceuticals (Prescription drugs, Consumer Health Care) and Dermo-cosmetics (including the European and Asian market leader Eau Thermale Avène brand). Pierre Fabre employs some 13,000 people worldwide and owns subsidiaries in 43 countries. In 2015, the company allocated 17 percent of its pharmaceuticals sales to R&D with a focus on 4 therapeutic areas: oncology, dermatology, central nervous system and consumer healthcare.

Pierre Fabre’s oncology know-how is based on three decades of experience in the discovery, development and global commercialization of innovative cancer drugs including monoclonal antibodies and natural cytotoxic agents. The company performs its oncology R&D in two major research centres: the Pierre Fabre Immunology Centre (CIPF) based in Saint-Julien-en-Genevois, and the Pierre Fabre Research- Centre (CRPF) located on the Toulouse Oncopole campus. The latter is officially recognized as a “National Center of Excellence” for cancer research by the French government. For more information on Pierre Fabre, please visit www.pierre-fabre.com.

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This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K/A for the year ended December 31, 2015. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

CONTACT:

Jules Abraham
JQA Partners
917-885-7378
jabraham@jqapartners.com

INVESTOR CONTACT:
Stephanie Prince
Managing Director
PCG Advisory Group
646-762-4518
sprince@pcgadvisory.com